                                                                       EXHIBIT 5



                                 April 29, 1996




The Board of Directors
United Carolina Bancshares Corporation
Post Office Box 632
Whiteville, North Carolina  28472

RE:  Our File 80-0785(S)

Gentlemen:

You have asked for our opinion regarding 103,750 shares of common stock, $4.00 par value (the "Shares"), of United Carolina Bancshares Corporation (the "Corporation") that are proposed to be issued and sold to the holders and upon the exercise of options (the "Options") previously granted by Triad Bank (the "Bank") under its Employee's Stock Option Plan (the "Plan") and which remained outstanding at the effective time of the merger of the Bank into the Corporation's wholly-owned bank subsidiary, United Carolina Bank ("UCB"). The Agreement and Plan of Reorganization and Merger dated October 19, 1995 among the Bank, UCB and the Corporation (the "Agreement") provided that, when the merger became effective, the Options would be converted (as described therein) into options to purchase common stock of the Corporation and the Corporation would assume the Bank's obligations thereunder.

We have examined the Agreement, the Plan and certified copies of resolutions adopted by the Corporation's Board of Directors approving the Agreement, ratifying and approving the assumption of the Options, and reserving and authorizing the Shares for issuance upon exercise of the Options. Additionally, we have examined such other records and documents and have had such discussions with officers of the Corporation as we deemed necessary with respect to the organization of the Corporation and other matters. Based upon such examination, and provided that (I) the Options originally were properly issued by the Bank,
(II) the Corporation's Registration Statement on Form S-8 filed with the Securities and Exchange Commission relating to the Shares shall have become and shall remain effective, and (III) the Shares covered by the Registration Statement shall have been issued and sold upon the exercise and in accordance with the terms of the Options and following receipt by

The Board of Directors
United Carolina Bancshares Corporation
Page 2



the Corporation of the purchase price of such Shares, then the Shares so issued and sold will be validly authorized, legally issued, fully paid and nonassessable.

This opinion is furnished by us solely for your benefit and in connection with the filing of the above Registration Statement. Without our prior express written consent this opinion may not used for any other purpose and may not be quoted or relied upon by, nor may copies be delivered to, any other person or entity.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                               Yours truly,

                                               S/ WARD AND SMITH, P.A.

                                               WARD AND SMITH, P.A.